Exhibit 10.1

Superconductor Technologies Inc. Announces First Quarter Results

- Revenues Up 65% Versus First Quarter of 2002 -

     SANTA BARBARA, Calif., April 30 /PRNewswire-FirstCall/ — Superconductor Technologies Inc. (Nasdaq: SCON) (“STI”), the global leader in high-temperature superconducting (HTS) products for wireless voice and data applications, today announced final results for its first quarter ended March 29, 2003.

     STI met previously announced expectations, posting first quarter revenues of $7.6 million compared to $4.6 million in the first quarter of 2002. Net commercial product revenues for the first quarter of 2003 were $5.1 million compared to $3.7 million in the first quarter of 2002. Government and other contract revenue totaled $2.5 million during the 2003 first quarter compared to $909,000 during the year ago period.

     The total net loss available to common stockholders for the quarter ended March 29, 2003 was $8.3 million (including litigation expenses of $4.0 million) versus a net loss available to common stockholders of $6.4 million for the quarter ended March 30, 2002. The net loss during the first quarter of 2003 was $0.14 per common share compared to a loss of $0.33 per common share in the same quarter of 2002. The net loss available to common stockholders for the first quarter of 2002 included a deemed distribution to preferred stockholders of $596,000.

     During the first quarter of 2003, STI’s senior management and its legal counsel focused time and attention on a patent litigation trial with ISCO International. On April 3, 2003, the jury returned a unanimous verdict that ISCO’s patent is invalid and unenforceable. The jury also awarded STI $3.8 million in compensatory damages based upon a finding that ISCO engaged in unfair competition and acted in bad faith by issuing press releases and contacting STI’s customers asserting rights under the invalidated patent. The award will only be recognized as income if and when received. Expenses associated with the litigation are expected to drop considerably in the second quarter.

     At March 29, 2003 STI had $12.1 million in cash and cash equivalents, and $7.4 million in working capital. The total number of common shares outstanding was 59,823,553. Commercial product backlog stood at approximately $4.5 million versus $1.4 million at December 31, 2002. The total number of common shares outstanding at the end of the first quarter of 2002 was 19,427,091.

     M. Peter Thomas, STI’s president and chief executive officer, stated, “STI is now entirely focused on our goal of profitability by the fourth quarter. The first quarter results reflect progress on many fronts. First, we achieved our sales targets and recently added a new large wireless customer. Second, we achieved manufacturing efficiencies and posted another quarter of positive gross margins. We are also benefiting from expense reductions in 2002, although they are somewhat obscured by the litigation expenses and the acquisition of Conductus, which by itself accounts for the increase in R&D compared to the first quarter last year. Adjusting for these events, operating expenses are comparable on a larger revenue base this quarter compared to last year’s first quarter.”

     Thomas continued, “Our sales team is focused on three primary goals: further penetrating existing wireless carrier customers; signing on new wireless carrier customers in the U.S.; and adding customers in the most promising international markets, such as Mexico, Brazil and China. We are beginning to ship the SuperLink Rx™ 850, which is a cryogenic receiver front-end (CRFE) incorporating industry-leading high-temperature superconducting (HTS) technology and a state-of-the-art, cryogenically-cooled low noise amplifier. While we expect modest increases in marketing expenses to support our revenue growth targets, we also anticipate this new product will help drive higher margins over the coming quarters.”

     “STI is poised for growth and is better positioned than ever,” Thomas added. “Our products are meeting the real, tangible need for wireless carriers to ‘do more with less’ in terms of spending on capital equipment. We look forward to building on our leadership status by providing highly reliable, cost effective solutions to the wireless industry.”

     2003 Financial Guidance

     STI remains confident in its outlook for 2003 based on increasing market acceptance, especially among target customers, as well as continued demand for its cost-effective solutions. STI is maintaining its guidance of $50 million in revenues in fiscal 2003, consisting of approximately $40 million in commercial revenue and $10 million in government and other contract revenue. The company expects revenues of $10-11 million in the second quarter, with modest improvements in gross margins, and lower operating expenses. The company believes revenue growth will be driven by increasing demand for its network optimizing products, as well as focused sales execution by the STI team. However, revenue growth is also dependent on a relatively stable or recovering economic environment and improved wireless carrier capital expenditures in the second half of 2003. In order to reach its goal of profitability by the fourth quarter of 2003, STI will focus on continually improving gross margins and closely monitoring operating expenses. Based on current forecasts, STI believes it will have sufficient resources to fund normal operations until it reaches profitability expected later this year.

     Investors are cautioned the guidance above constitutes a forward-looking statement which is made with reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Risks associated with this and other forward-looking statements included in this press release are detailed below, and in STI’s SEC filings.

     Investor Conference Call

     STI will host an investor conference call today at 2:00 p.m. pacific time, April 30, 2003. The call will be accessible live by dialing 800-572-9829. A 48-hour replay will be available by dialing 800-642-1687, pass code 9958046. The call will also be simultaneously webcast and available on STI’s web site at http://www.suptech.com .

     About Superconductor Technologies Inc.

     Superconductor Technologies Inc., headquartered in Santa Barbara, CA, is the global leader in developing, manufacturing, and marketing superconducting products for wireless networks. STI’s SuperLink™ Solutions are proven to increase capacity utilization, lower dropped and blocked calls, extend coverage, and enable higher wireless transmission data rates. SuperFilter®, the company’s flagship product in the SuperLink Rx product line, incorporates patented high-temperature superconductor (HTS) technology to create a cryogenic receiver front-end (CRFE) used by wireless operators to enhance network performance while reducing capital and operating costs.

     More than 2,000 SuperFilter Systems have been shipped worldwide, logging in excess of 25 million hours of cumulative operation. In 2002, STI was named one of Deloitte & Touche’s prestigious “Technology Fast 50” companies for the Los Angeles area, a ranking of the 50 fastest-growing technology companies in the area.

     SuperFilter and SuperLink are trademarks or registered trademarks of Superconductor Technologies Inc. in the United States and in other countries. For information about STI, please visit www.suptech.com .

     Safe Harbor Statement

     The press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, STI’s views on future profitability, commercial revenues, market growth, capital requirements and new product introductions, and are generally identified by phrases such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” and similar words. Forward- looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include: STI’s ability to expand its operations to meet anticipated product demands; the ability of STI’s products to achieve anticipated benefits for its customers; the anticipated growth of STI’s target markets; unanticipated delays in shipments to customers; and STI’s ability to achieve profitability. STI refers interested persons to its most recent Annual Report on Form 10-K and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements. Forward-looking statements are based on information presently available to senior management, and STI has not assumed any duty to update any forward-looking statements.

     For further information please contact: Martin McDermut, Senior Vice President, Chief Financial Officer, Superconductor Technologies Inc., +1-805-690-4500, mmcdermut@suptech.com; or Investor Relations, Lillian Armstrong, lillian@lhai-sf.com, or Moriah Shilton, both of Lippert / Heilshorn & Associates, +1-415-433-3777, for Superconductor Technologies Inc./

SUPERCONDUCTOR TECHNOLOGIES INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	March 30, 2002	March 29, 2003

Net revenues:
Net commercial product revenues	$3,707,000	$5,121,000
Government and other contract revenues	909,000	2,450,000
Sub license royalties	—	9,000
Total net revenues	4,616,000	7,580,000
Costs and expenses:
Cost of commercial product revenues	4,374,000	4,797,000
Contract research and development	651,000	1,385,000
Other research and development	1,306,000	1,711,000
Selling, general and administrative	4,105,000	7,982,000
Total costs and expenses	10,436,000	15,875,000
Loss from operations	(5,820,000)	(8,295,000)
Interest income	65,000	67,000
Interest expense	(24,000)	(115,000)
Net loss	(5,779,000)	(8,343,000)
Less:
Deemed distribution attributable to the preferred stock beneficial conversion feature	(596,000)	—
Net loss available to common stockholders	($6,375,000)	($8,343,000)
Basic and diluted loss per common share	($0.33)	($0.14)
Weighted average number of common shares outstanding	19,427,091	59,823,553

SUPERCONDUCTOR TECHNOLOGIES INC.
CONSOLIDATED SUMMARY BALANCE SHEET INFORMATION

	December 31, 2002	March 29, 2003
		(Unaudited)

Cash and cash equivalents	$18,191,000	$12,123,000
Total current assets	28,498,000	21,817,000
Total assets	65,326,000	58,645,000
Total current liabilities	11,995,000	14,386,000
Other long term liabilities	3,807,000	2,999,000
Total liabilities	15,802,000	17,385,000
Total stockholders’ equity	49,524,000	41,260,000